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                                EXHIBIT A (6) (a)

          Articles of Incorporation of the Company Revised as of 11/90

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                                                                    EXHIBIT 6.a.

                            ARTICLES OF INCORPORATION
                                       OF
                          SAFECO LIFE INSURANCE COMPANY
                        (As Amended to November 26, 1990)


BE IT KNOWN that the undersigned

                           H. K. Dent
                           O. D. Fisher
                           William G. Reed
                           W. L. Campbell
                           Gordon H. Sweany

have associated themselves together and do hereby associate themselves together for the purpose of forming a corporation under the laws of the State of Washington, and do declare as follows:

                                       I

         The names and addresses of the incorporators are:

NAME                                         ADDRESS
H. K. Dent                                   Seattle, Washington
O. D. Fisher                                 Seattle, Washington
William G. Reed                              Seattle, Washington
W. L. Campbell                               Seattle, Washington
Gordon H. Sweany                             Seattle, Washington

                                       II

         The name of the company is SAFECO Life Insurance Company.

                                       III

         The objects for which the company is formed are to transact insurance business, make insurance and engage in any other lawful business. The kinds of insurance the company will issue are as follows:

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         1. Life Insurance: Insurance on human lives and insurance appertaining thereto or connected therewith; including, but not limited to, the granting of annuities and endowment benefits, additional benefits in the event of death by accident, additional benefits in the event of the total and permanent disability of the insured, and optional modes of settlement of proceeds.

         2. Disability Insurance: Insurance against bodily injury, disablement or death by accident, disablement resulting from sickness, and every insurance appertaining thereto.

         3. The said company shall be operated as a stock insurance company, and may issue policies upon both the participating plan and the non-participating plan. The Board of Directors of said company may from time to time distribute equitably to the holders of participating policies issued by said company such sum out of the earnings as in its judgment is proper, after setting aside from said earnings such sums for dividends to be paid stockholders and for surplus as the Board of Directors shall see fit. Such distribution of earnings may be made by an equitable apportionment to holders of participating policies issued by the company irrespective of the class and character of the risks, insureds or types of policies involved, or the Board of Directors may in its discretion classify the risks of the company according to the various hazards covered or types of policies or insureds involved or otherwise as to the Board may appear equitable and distribute such earnings or any portion thereof to the holders of participating policies in each classification according to the experience of the company in such cases or otherwise as the Board shall see fit.

                                       IV

        The amount of the capital stock shall be Five Million ($5,000,000.00) Dollars, and the number of shares shall be twenty thousand (20,000), and the par value of each of said shares shall be Two Hundred Fifty ($250.00) Dollars.

                                        V

        The duration of the existence of this company shall be perpetual and forever.

                                       VI

        The number of directors of this company shall be fixed as provided in its bylaws, and may be changed from time to time by

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amending the bylaws as therein provided, but the number thereof shall never be less than five (5) nor more than thirty (30). The names and addresses of the directors who shall constitute the Board of Directors of the company for the initial term of not more than six (6) months from the date hereof are as follows:

NAME                                     ADDRESS
J. H. Ballinger                          Seattle, Washington
Edw.  K. Bisher                          Aberdeen, Washington
Mrs. A. Scott Bullitt                    Seattle, Washington
W. L. Campbell                           Seattle, Washington
Norton Clapp                             Seattle, Washington
H. K. Dent                               Seattle, Washington
R. M. Dooly                              Portland, Oregon
O. D. Fisher                             Seattle, Washington
Reuben H. Fleet                          Los Angeles, California
Chase Garfield                           Los Angeles, California
Edward I. Garrett                        Seattle, Washington
Thomas F. Gleed                          Seattle, Washington
Joshua Green                             Seattle, Washington
Chapin Henry                             Seattle, Washington
J. A. Humbird                            Vancouver, B.C.
Richard E. Lang                          Seattle, Washington
John L. Locke                            Seattle, Washington
William G. Reed                          Seattle, Washington
Volney Richmond, Jr.                     Seattle, Washington
Deitrich Schmitz                         Seattle, Washington
D.E. Skinner                             Seattle, Washington
R.E. Slaughter                           Stillwater, Minnesota

                                       VII

        The office and principal place of business of the company is to be located in the City of Redmond, State of Washington, and the company intends to transact business anywhere that it may be found convenient.

                                      VIII

         The power to adopt, alter, amend or repeal bylaws shall be vested in the Board of Directors, subject to the power of the

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shareholders to change or repeal such bylaws; provided, however, that the Board of Directors shall not make or alter any bylaws fixing their qualifications, classifications, or terms of office.

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